EXHIBIT 4.3

OPTION AGREEMENT

        OPTION AGREEMENT dated this 29th day of June, 2005 between QSound Labs, Inc., a body corporate, continued under the laws of the Province of Alberta, having its head office at 400 – 3115 12th Street NE, Calgary, AB T2E 7J2 (the “Company”) and D. Tony Stelliga, 201, 2900 Gordon Avenue, Santa Clara, CA 95051 (the “Optionee”);

        WHEREAS the Optionee is an outside director of the Company, and the Company has approved the grant of incentive stock options to compensate outside directors for their services;

        In consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereby covenant and agree as follows:

1.     Grant of Option. Subject to shareholder approval, the Company hereby grants to the Optionee, outside of the 1998 Stock Option Plan, the irrevocable option to purchase common shares without par value in the capital of the Company, or any part thereof, as follows (“Option”):

Number of shares: Exercise price: Expiry Date: Vesting:	10,000 $3.57 US per share June 28, 2010 The Option shall vest in accordance with the following schedule, provided however that no vesting may take place until shareholder approval for the Option

July 29, 2005 October 29, 2005 January 29, 2006 April 29, 2006	2500 2500 2500 2500

2.     Exercise of Option. Subject to section 4. hereof, the Optionee may exercise the Option at any time or from time to time by giving written notice to the Company substantially in the form attached hereto as Schedule “A” and delivering to the Company a certified cheque in an amount equal to the number of common shares in respect of which the Option is being exercised multiplied by the exercise price specified in section 1. hereof.

3.     Optionee’s Representation. The Optionee hereby confirms and represents that he is a director of the Company at the date hereof.

4.     Entitlement to Exercise Not withstanding any other provision hereof, the Optionee shall only be entitled to exercise the Option while a director of the Company, or during a period commencing on the date on which the Optionee ceases to be a director and ending on the earlier of 30 days thereafter and the Expiry Date, or on such later date as may be determined by the Board of Directors.

6.     Exercise by Personal Representative In the event of the Optionee’s death while a director of the Company, the personal representative of the Optionee shall be entitled to exercise the Option in whole or in part as to any shares not previously purchased hereunder by giving written notice to the Company and paying the purchase price to the Company during a period commencing on the date of death of the Optionee and ending on the earlier of one year thereafter and the Expiry Date, or on such later date as may be determined by the Board of Directors.

7.     Fully Paid Shares All common shares purchased by the Optionee hereunder shall be fully paid and non-assessable common shares.

8.     Adjustment The number of common shares subject to the Option shall be increased or decreased proportionately in the event of the subdivision or consolidation of common shares of the Company, and in any event a corresponding adjustment shall be made changing the number of shares deliverable upon the exercise of the Option without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the Option. In case the Company is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the Option and to prevent its dilution or enlargement.

9.     No Registration The Optionee understands that the common shares to be issued pursuant to the option may not be registered under the United States Securities Act of 1933 (the “Act”) in reliance upon an exemption from the registration requirements thereof pursuant to Section 4(2) of the Act. The Optionee agrees to execute and deliver any and all documents at the time of exercise of the Option as may be necessary to assure compliance with U.S. federal and state and Canadian provincial securities laws. The Optionee understands that the Company shall not be required to register any common shares acquired by the Optionee and that the Optionee may be required to hold such common shares indefinitely in the absence of registration or an exemption from registration under the United States federal or state securities laws.

10.     Legend The Optionee acknowledges that all common shares issued pursuant hereto may bear the following legends (which may be modified from time to time in such manner as the Company’s attorneys recommend):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF SECURITYHOLDER’S COUNSEL, ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.”

11.     Amendment If the approval of the Company’s shareholders to any amendment to this Agreement shall be required by the prevailing policies of the regulatory securities bodies having jurisdiction over the Company, then any amendment made to this Agreement shall be subject to the approval of the shareholders of the Company.

12.     Time of the Essence Time shall be essence hereof.

        IN WITNESS WHEREOF the parties hereto have executed there presents on the day and year first above written.

QSOUND LABS, INC.
Per:  /s/ David Gallagher
       ___________________________________

/s/ D. Tony Stelliga
______________________________________
OPTIONEE

SCHEDULE A

QSound Labs, Inc.
400 – 3115 12th Street NE
Calgary, AB T2E 7J2

Attention:   Secretary

Dear Sirs:

Re:	Exercise of Stock Option

        The undersigned, being the holder of an option to purchase common shares of QSound Labs, Inc. (the “Company”) does hereby elect to exercise such option to the extent of the purchase of common shares at the exercise prices of $ per share and does hereby tender to the Company the total purchase price of $ therefor.

        The undersigned acknowledges that if common shares issued pursuant hereto may not be registered pursuant to applicable securities laws of the United States, any certificate representing such shares will bear a legend in a form which may be approved by the Company’s counsel and the undersigned consents to the imposition of any such legend.

Yours truly,

______________________________
OPTIONEE

DATED this ____ day of __________________, 200_.